Exhibit 10.12

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of June 19, 2018 by and between Ambrx, Inc., a Delaware corporation (the “Company”) and Feng Tian (the “Executive”) (collectively the “Parties”; individually a “Party”).

WHEREAS, the Company is a wholly-owned subsidiary of Ambrx Biopharma Inc., a Cayman corporation (the “Parent”);

WHEREAS, the Parent desires for the Executive to serve as the Chief Executive Officer and President of the Company; and

WHEREAS, as a mutual inducement to make the Executive to serve as the Chief Executive Officer and President of the Company, including the goodwill associated therewith, the Executive shall enter into this Agreement.

ACCORDINGLY, the Parties agree as follows:

1.	Term of Employment

The term of employment shall be three (3) years starting from the date of this Agreement, unless sooner terminated pursuant to Section 4 (the “Term”).

2.	Title and duties

The Executive shall render services to the Company in the position of Chief Executive Officer and perform all services appropriate to those positions as well as other services as may be reasonably assigned by the Company. The Executive’s principal place of employment shall be 10975 North Torrey Pines Road, La Jolla, CA 92037, or any other place as agreed by the Parties from time to time. The Executive shall devote substantially all of his working time, attention and skill as reasonably necessary to the discharge of his duties of his office and shall faithfully and diligently perform such duties and exercise such powers as may from time to time be assigned to or vested in him, and shall observe and comply with all resolutions and directions from time to time made or given by the board of directors of the Company. Except for the entities and for the job functions listed on Exhibit A (the “Excepted Companies”), the Executive shall not render any services of a business, commercial or professional nature to any other person or organization not related to the business of the Company, whether for compensation or otherwise, without the prior approval of the board of directors of the Company: provided, that the Executive represents and warrants that (a) each of the Excepted Companies will not result in or create a conflict of interest due to the Executive’s employment hereunder and (b) none of the Excepted Companies engages in any business which would otherwise result in a breach of Section 5 of this Agreement. In the event that either subsections (a) or (b) shall be or otherwise becomes untrue with respect to an Excepted Company, or in the event that the Executive’s obligations thereunder impairs the Executive’s ability to perform its obligations hereunder (which determination shall be made by the board of directors in its sole discretion), then in each case, the Executive shall immediately notify the board of directors.

3.	Remuneration and Benefits

Subject to the Company’s policies and practices, during the Term, the Executive shall be entitled to the following remunerations and benefits on the accumulative basis:

(1)	Base Salary. The Company shall pay the Executive a “Base Salary” of an amount equivalent to $400,000 per year for his employment with the Company, subject to

(a)	the reasonable annual adjustment to reflect the inflation of the cost of living; and

(b)

such adjustment as agreed by the Company and the Executive in writing. The Base Salary shall be paid by the Company in 26 equal installments in accordance with the Company’s regularly established payroll practices.

(2)

Benefits. The Executive shall be eligible to participate in the benefits made generally available by the Company to executives at a similar level in accordance with the benefit plans established by the Company, as amended from time to time in the sole discretion of the Company. Subject to the Stock Option Plan (as defined below) and at the discretion of the board of directors of the Company, the Executive will also be eligible to participate in designated incentive employee stock option plans in accordance with guidelines established from time to time (the “Stock Option Plan”).

(3)

Annual Target Bonus. During each fiscal year ending in the Term, the Executive shall participate in a bonus plan established by the Company from time to time (the “Bonus Plan”). The actual Bonus (the “Bonus”) payable with respect to a particular fiscal year, if any, will be determined by the board of directors based on the achievement of the targets established by the board of directors in advance of the relevant fiscal year (or within a reasonable period of time after the commencement thereof). The Executive is eligible to receive forty percent (40%) of his Base Salary, less applicable legal withholdings and deductions, if the targets for the applicable fiscal year are achieved. The Bonus, if any, will be paid within two (2) months after the end of the applicable fiscal year. The Executive must be actively employed by the Company on the Bonus payment date in order to receive payment of any such Bonus. The Executive acknowledges that: (a) the performance targets may change each fiscal year at the discretion of the board of directors; (b) the Executive has no expectation that in any fiscal year there will be a Bonus: and (c) the amount of the Bonus, if any, that the Executive may be paid may change from year to year.

(4)

IPO Bonus. In the event the Company completes its first firm underwritten registered public offering of its common stock in the United States on the New York Stock Exchange or the Nasdaq Global Market pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, or on the Hong Kong Stock Exchange, Shanghai Stock Exchange, Shenzhen Stock Exchange, or any other internally recognized stock exchange (the “IPO”) within 30 months of the full execution of this Agreement, the Company shall pay the

Executive an “IPO Bonus” of an amount equivalent to 50% of his Base Salary within 30 days from the date of the IPO.

(5)

Holidays. The Executive shall be entitled to paid time-off, in addition to any public holidays, in accordance with the Company’s policies applicable to the Executive on the date hereof. For the avoidance of doubt, the aggregate paid time-off the Executive is entitled to in the current year, excluding any carry-over from previous years, shall be twenty-three (23) working days. Accrual of unused paid time off shall be limited to 1.5 times the annual accrual amount set forth in the Company’s policy. If Executive accrues 1.5 times the annual accrual amount, he shall cease accruing paid time off until he reduces the balance of accrued paid time off below the 1.5 times limit. Requests for any paid time-off shall be submitted by the Executive electronically or in written format to be processed in accordance with the Company’s policies. Upon the expiration of the Term or a termination of employment under this Agreement, the Executive shall be paid for any accrued but unused hours of paid time-off.

(6)

Indemnification. To the extent permissible by law and except for any reasons arising from the Executive’s willful misconduct or gross negligence, the Executive shall be entitled to be indemnified by the Company if the Executive is made a party, or is threatened to be made a party, to any action, claim, notice, demand, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or employee of the Company or serves in any capacity for any other person or entity at the request of the Company. If the Executive becomes aware of any claim, notice, demand, assessment, letter or other document issued or action taken by any third-party or statutory or governmental authority, body or official (wherever in the world) (“Claim”) which could give rise to a liability under this Section 3(6), the Executive shall immediately notify the Company of such Claim, and shall provide the Company or its authorized agents with all material correspondence and documentation relating to the Claim, as they may reasonable require. As regards any such Claim, the Executive shall at the request of the Company take such action as it may reasonably request to avoid, dispute, resist, appeal, compromise or defend the Claim and any adjudication in respect thereof, so as to ensure that the Company’s rights, benefits and interests are not in any way affected or prejudiced, subject to the Executive being indemnified by the Company against all costs and expenses which may thereby be incurred.

4.	Amendment, Termination and Discharge of this Agreement

(1)

Amendment to and Termination of the Agreement. This Agreement may not be modified, amended, renewed or terminated except by an instrument in writing, signed by the Executive and by a duly authorized Board member for equivalent thereof) of the Company other than the Executive.

(2)	Discharge of the Agreement

(a)

By Death. This Agreement shall be discharged automatically upon the Executive’s death. In such event, the Company shall pay to the Executive’s beneficiaries or estate (as the case may be) an amount equal to 6 months of the Monthly Compensation (The monthly compensation is based upon the average of the previous twelve (12) month compensation), plus the full amount of any compensation then due and payable under Section 3 to which the Executive is entitled up to the date of termination. In addition to the foregoing, all granted options that are unvested shall be deemed fully vested upon the Executive’s death and the beneficiaries designated by the Executive (or the Executive’s estate, if the Executive has not designated any beneficiaries) shall be entitled to succeed to any and all such options.

(b)

By Disability. If the Executive becomes eligible for the Company’s long-term disability benefits or if, the Executive is unable to carry out the responsibilities and functions of the position held by the Executive by reason of any physical or mental impairment which does not tall within industrial injury, for a period of more than ninety (90) consecutive days or more than one hundred twenty (120) days in any consecutive twelve-month period, then, to the extent permitted by law, the Company may terminate the Executive’s employment. In the event that the Company terminates the Executive’s employment on grounds of disability, the Company shall pay to the Executive: (i) an amount equal to six (6) months of the Monthly Compensation (The monthly compensation is based upon the average of the previous twelve (12) month compensation); and (ii) the full amount of any compensation then due and payable under Section 3 to which the Executive is entitled up to the date of termination. In addition to the foregoing, all granted options that are unvested shall be deemed fully vested upon the Executive’s termination of employment on grounds of disability.

(3)

Early Termination by the Company. The Company may dismiss the Executive with cause(s) at any time for Cause (as defined below), or without Cause by serving the Executive thirty (30) days’ prior written notice, and may, permit the Executive to resign immediately in lieu of such termination. During such notice period, the Executive shall continue to diligently perform all of the Executive’s duties hereunder.

“Cause”, as used in this Agreement, shall be determined by written concurrence of a majority of the members of the Board exercised in good faith that Executive (i) by his actions or omissions engaged in gross negligence or misconduct in bad faith with respect to matters related to his employment or to the Company or knowingly permitted other employees of the Company to engage in such gross negligence or misconduct in bad faith, (ii) materially breached any of Executive’s obligations under this Agreement, (iii) engaged in fraud, dishonesty or disloyalty in matters affecting the Company or involving the employment relationship, (iv) was convicted of or admitted or plead guilty or nolo contendere to any felony or any civil offense involving fraud or moral turpitude, (v) violated in any material respect any written policies of the Company including any substance abuse policies, or (vi) is otherwise deemed to have failed, based on a reasonably prudent standard for a similarly situated executive of the equivalent position or role in a company similar to the Company, in any material respect to perform his duties and responsibilities in a satisfactory manner.

In the event of dismissal with Cause, the Executive will be entitled to exercise the vested portion of the option in accordance with the Company’s ownership guidelines. However, the granted but unvested portion of the option shall lapse and terminate and the option covered by the unvested portion of the option shall revert to the Stock Option Plan.

In the event of dismissal without Cause, the Executive will be eligible to receive an amount equal to eighteen (18) months of the Base Salary. The granted options shall be fully vested upon the Executive’s dismissal without Cause. The Executive shall be entitled to exercise the vested options in accordance with the Company’s ownership guidelines.

(4)	Early Termination by the Executive

(a)

Termination by Executive for Good Reason. If the Executive elects to terminate his employment for any of the Good Reasons (as hereinafter defined), the Executive will be eligible to receive an amount equal to six (6) months of Base Salary following the Company’s receipt of such termination notice. The Executive shall be entitled to exercise the vested portion of the option in accordance with the Stock Option Plan. In addition, the granted but vested portion of the option shall also vest as of the date of termination.

For the purpose of this Agreement, “Good Reason” shall mean any of the following events if (aa) the event is effected by the Company without the consent of the Executive or (bb) such event occurs within the term or if there occurs Change in Control (as hereinafter defined) within the duration of this Agreement or (cc) such event is not rectified within 20 days by the Company to the Executive’s satisfaction:

(i)	a significant change in the Executive’s position with the Company or change to his duties or responsibilities which materially reduces the Executive’s level of rights and/or responsibility;

(ii)	the Company fails to perform its obligations under this Agreement; or

(iii)

the Executive is unable to carry out the responsibilities and functions of the position held by the Executive by reason of any illness or sickness, for a period of more than ninety (90) consecutive days or more than one hundred twenty (120) days in any consecutive twelve-month period.

For purposes of this Agreement, “Change in Control” means (i) a sale, conveyance or other disposition of all or substantially all of the assets, property or business of the Company, (ii) a merger or consolidation of the Company with or into any other entity, unless the shareholders of record of the Company as constituted immediately prior to such transaction hold at least a majority of the voting power of the surviving or acquiring entity, (iii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s shares), of the Company’s shares if, after such closing, such person or group of affiliated persons would hold at least a majority of the voting power of the surviving or acquiring person, or (iv) a liquidation, dissolution or winding up of the Company; provided. however, (A) no such event shall constitute a “Change in Control” unless such event also constitutes a change in the Company’s ownership, its effective control or the ownership of a substantial portion of the Company’s assets within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended., and (B) a bona fide equity financing transaction in which the Company is the surviving entity and does not (directly or through a subsidiary) receive any assets other than cash and rights to receive cash shall be deemed not to constitute a Change in Control; provided, further, a series of related transactions shall be deemed to constitute a single transaction.

(b)

Termination other than for Good Reason. The Executive may terminate employment with the Company at any time for any reason other than the Good Reason or for no reason at all, upon three (3) months, advance written notice. During such notice period the Executive shall continue to diligently perform all of the Executive’s duties and obligations hereunder. The Company shall have the option, in its sole discretion, to make the Executive’s termination effective at any time prior to the end of such notice period as long as the Company pays the Executive all compensation under Section 3 to which the Executive is entitled up through the last day of the three (3) months’ notice period. The Executive shall be entitled to exercise the vested portion of the option in accordance with the Stock Option Plan. However, the granted but unvested portion of the option shall lapse and terminate and the option award covered by the unvested portion of the option shall revert to the Stock Option Plan.

(c)

Termination Obligations. The Executive agrees that on or before termination of employment, he will promptly return to the Company all documents and materials of any nature pertaining to his work or employment with the Company, including all originals and copies of all or any part of any Company Confidential Information and Inventions (as defined below) along with any and all equipment and other tangible and intangible property of the Company. The Executive agrees not to retain any documents or materials or copies thereof containing any Company Confidential Information and inventions.

5.	Confidentiality; Non-solicitation; No conflict

The Parties agree that the Company would not have entered into this Agreement without receiving the protections set forth in this Section 5 and the Executive would not have agreed to bind himself to these restrictions without the payments and benefits provided in this Agreement, including, without limitation, employment with the Company in a senior executive capacity and the payments and benefits set forth in Section 3.

(1)	Confidentiality Obligations:

(a)

Company Confidential Information: During the Executive’s employment with the Company, the Company shall grant the Executive otherwise prohibited access to the Company Confidential Information, which is not known to the Company’s competitors or within the Company’s industry generally, which was developed by the Company over a long period of time and/or at its substantial expense, and which is of great competitive value to the Company. The Executive understands that the “Company Confidential Information” includes, without limitation, all of the following that is available to the Executive from the Company, either directly or indirectly, in writing, orally, by observation or any other means: proprietary information, information of a confidential nature, technical data, trade secrets or know-how, including but not limited to research materials and other research-related materials, product plans, products, services, customer lists, customer information of customers of the Company or its Affiliates (including, but not limited to, customers of the Company or its Affiliates on whom the Executive called for business or with whom the Executive become acquainted during the term of his employment), business partnerships and transactions, markets, software, development. inventions, processes, formulas, technology, designs, data, drawings, management, hardware management, computer programs, database business plans and strategies, marketing and sales methods, plans and strategies, financial budgets, financial data and information, methods of operation, pricing strategies, training techniques, training manuals, information regarding the skills and compensation of employees and contractors of the Company and other business information. The Executive further understands that the Company Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of the Executive or of others who were under confidentiality obligations as to the item(s) involved. Failure by the Company to mark any of the Company Confidential Information as confidential or proprietary shall not affect its status as Company Confidential Information. Company Confidential Information prepared or compiled by the Executive and/or the Company or furnished to the Executive during the Executive’s employment with the Company shall be the sole and exclusive property of the Company, and none of such Company Confidential Information or copies thereof, shall be retained by the Executive. The Executive acknowledges that the Company does not voluntarily disclose Company Confidential Information, but rather takes precautions to prevent dissemination of Company Confidential Information beyond those employees such as the Executive entrusted with such information. The Executive further acknowledges that the Company Confidential Information: (i) is entrusted to the Executive because of the Executive’s position with the Company: and (ii) is of such value and nature as to make it reasonable and necessary for the Executive to protect and preserve the confidentiality and secrecy of the Company Confidential Information. The Executive acknowledges and agrees that the Company Confidential Information is a valuable, special and a unique asset of the Company, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company.

(b)

Non-disclosure: The Executive agrees that, during the continuance of this Agreement and for a period of three (3) years after the termination thereof, he agrees to, hold in strictest confidence, and not to use except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board (or equivalent thereof) of the Company, any Company Confidential Information.

(c)	Notwithstanding Termination: The obligations contained in this Section 5(1)shall endure and survive for a period of three (3) years after the termination of this Agreement.

(2)

Non-compete and Non-sollicitation. In Section 5G), the Company promised to provide the Executive with Company Confidential Information. The Executive recognizes and agrees that: (i) the Company has devoted a considerable amount of time, effort and expense to develop the Company Confidential Information, its customers and business goodwill; (ii) the Company Confidential Information, customers and business goodwill are valuable assets to the Company; and (iii) any unauthorized use or disclosure of the Company Confidential Information would cause irreparable harm to the Company for which there is no adequate remedy at law, including damage to the Company’s business goodwill. For these reasons, the Executive agrees that to protect the Company Confidential Information, legitimate business interests, business goodwill and customer goodwill, it is necessary to enter into the following restrictive covenants. Accordingly, the Executive irrevocably and unconditionally agrees with and undertakes to the Company that, he will not (i) during his term of employment with the Company and (ii) for a period of twenty four (24) months after he ceases to be employed by the Company, regardless of the reason for the Executive’s termination (collectively, the “Non-compete Period”):

(a)

engage in any other employment, occupation, advising, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the Executive’s employment with the Company in any area (whether country, state, state equivalents, county or county equivalents) in which the Company does business, nor will the Executive engage in any other activities that conflict with his obligations to the Company;

(b)

directly or indirectly, solicit, induce, recruit or encourage or attempt to solicit, induce, recruit or encourage any of the Company’s employees to leave their employment with the Company or any of the Company’s consultants or contractors to end their relationship with the Company, and

(c)

directly or indirectly, call upon, solicit business from, interfere with, attempt to conduct business with, conduct business with, interfere with or divert business away from any actual or prospective customer, vendor or supplier of the Company with whom or which the Company conducted business during the Executive’s employment with the Company, and (i) who or which the Executive or any of his subordinates contacted, called on, serviced or conducted business with, (ii) who or which the Executive learned of as a result of his employment, or (iii) about who or which the Executive received Company Confidential Information during his employment. The Executive understands and agrees that all efforts expended in soliciting and servicing the Company’s customers shall be for the exclusive benefit of the Company: that the Company shall secure and retain a proprietary interest in all such customers; and that during the Executive employment with the Company, the Executive shall not undertake any action that would in any way disturb the Company’s relationships with its customers and clients.

Nothing herein shall prohibit the Executive from purchasing or owning less than one percent (1%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

(3)

No Conflict. The Executive represents and warrants that the Executive’s execution of this Agreement, his employment with the Company, and the performance of his proposed duties under this Agreement shall not violate any obligations he may have to any former employer or other party, including any obligations with respect to proprietary or confidential information or intellectual property rights of such party.

(4)

Provisions reasonable for protection of legitimate interest. Provided that while the restrictions in Sections 5(1) and 5(2) are considered to be reasonable by the Parties in all the circumstances, it is agreed between the Parties that i any one or more of such restrictions shall either taken by itself or themselves together be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interest of the Company from time to time, but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or parts of the wording thereof were deleted, restricted, modified or limited in any particular manner then the restrictions shall apply with such deletions, restrictions, modifications or limitations, as the case may be. By agreeing to this contractual modification prospectively at this time, the Parties intend to make this provision enforceable under the law or laws of all applicable jurisdictions so that the foregoing restrictive covenants and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

(5)

Tolling. If the Executive violates any of the restrictions contained in Section 5(2), the Non-compete Period shall be suspended until such time that the Executive cures the violation to the satisfaction of the Company, and all periods of time in which the Executive was in breach of the restrictive covenant(s) shall be added to the Non-compete Period for such restrictive covenant(s).

(6)

Remedies. The Executive acknowledges that the restrictions contained in Section 5, in view of his executive-level employment with the Company, the provision to him of Company Confidential Information and the nature of the Company’s business are reasonable and necessary to protect the Company’s legitimate business interests, and that any violation of Section 5 would result in irreparable injury to the Company. In the event of a breach by the Executive of Section 5, then the Company shall be entitled to a temporary restraining order and injunctive relief restraining the Executive from the commission of any breach. If a bond is required to secure such equitable relief, the Parties agree that a bond not to exceed $1,000 shall be sufficient and adequate in all respects to protect the rights and interests of the Parties. Such remedies shall not be deemed the exclusive remedies for a breach or threatened breach of Section 5, but shall be in addition to all remedies available at law or in equity, including the recovery of damages from the Executive, the Executive’s agents, any future employer of the Executive and any person that conspires or aids and abets the Executive in a breach or threatened breach of this Agreement.

(7)

Reasonableness. The Executive hereby represents to the Company that he has read and understands, and agrees to be bound by the terms of Section 5. The Executive acknowledges that the scope and duration of the covenants contained in Section 5 are fair and reasonable in light of (i) the nature and scope of the operations of the Company’s business; (h) the Executive’s position, level of control over, and contact with the business in the restricted area; and (iii) the Company Confidential Information that the Executive will receive during his employment with the Company. It is the desire and intent of the Parties that the provisions of Section 5 be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and, therefore, to the extent permitted by applicable law, the Parties hereby waive any provision of applicable law that would render any provision of Section 5 invalid or unenforceable.

6.	Intellectual Property

The Executive further agrees with and undertakes to the Company that:

(a)	he will not divulge, use (other than for the purpose and benefit of the Company) or infringe the trade marlis, logo, inventions, know-how,

technology, proprietary information and other intellectual property rights of the Company; and

(b)

all trade marks, logo, inventions, know-how, technology, proprietary information and other intellectual property rights developed, acquired or tiled by the Executives of the Company in the course of their work or employment shall belong solely to the Company or transferred by the Company to its customers in the ordinary course of its business.

7.	Inventions

(1)

For purposes of this Agreement, the term “Inventions” shall he defined as discoveries, trade secrets, know-how, improvements, inventions, ideas and works of authorship (whether or not in writing or reduced to practice and whether or not patentable or copyrightable) conceived, authored or made by the Executive, either solely or jointly with others, which either (i) relate in any way to the Company’s or its Affiliates’ respective businesses, products or services (whether past, present, anticipated or under development), (ii) result in any way from any consultation, work or services performed by the Executive with, for, on behalf of or in conjunction with the Company or based on or derived from the Company Confidential Information (irrespective of whether such Inventions are made on particular days during which the Executive consults, works or renders any service with, for, or to the Company), or (iii) relate or result from the use of the Company’s or its Affiliates’ respective equipment, supplies, facilities or the Company Confidential Information. The Executive agrees that all Inventions made by the Executive during the period of the Executive’s employment with the Company, whether made during the working hours of the Company or on the Executive’s own time, shall be the sole and exclusive property of’ the Company except to the extent provided for in California Labor Code section 2870(a), which provides as follows: “Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer.”

The Executive further agrees that with respect to any Inventions to:

(a)	keep current, accurate, and complete records, which will belong to Company and be kept and stored on the Company’s premises;

(b)	promptly and fully inform the Company in writing (without request) of the existence and nature of such Inventions;

(c)

assign (and hereby does assign) to the Company all of the Executive’s right, tide and interest in and to such Inventions, and to applications the Executive makes for patents and/or copyright registrations and to patents and/or copyright registrations granted to the Executive upon such Inventions, in the United States or in any country foreign thereto; and acknowledge and deliver promptly to the Company (without charge to the Company but at the expense of Company) any written instruments and do such other acts as may be necessary, in the opinion of the Company, to preserve its property rights in the Inventions against forfeitures, abandonment or loss and to obtain and maintain patents and/or copyright registrations on the Inventions and to vest the entire right and title thereto in the Company.

(2)

The Executive has not already conceived or reduced to practice any Inventions, which should be excluded from the scope of this Agreement. To the extent that any Invention qualities as “work made for hire” as defined in 17 U.S.C. § 101 (1976), as amended, such Invention will constitute “work made for hire” and, as such, will be the exclusive property of the Company. In the event of any dispute, arbitration or litigation concerning whether an invention, improvement or discovery made or conceived by the Executive is the property of the Company, such invention, improvement or discovery will be presumed the property of the Company and the Executive will bear the burden of establishing otherwise.

8.	General Provisions

(1)

Effectiveness and Survivorship. This Agreement shall come into effect when it is signed by the Parties. The respective rights and obligations of the Parties shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

(2)

Entire Agreement. This Agreement, including the exhibits attached hereto, constitutes the full and complete understanding of the Parties hereto and supersedes any previous agreements as to the subjects covered by the Agreement.

(3)

Continuing Obligations. The obligations in this Agreement will continue in the event that the Executive is hired, renders services to or for the benefit of or is otherwise retained at any time by any present or future Affiliates of the Company. Any reference to the Company in this Agreement will include such Affiliates. Upon the expiration or termination for any reason whatsoever of this Agreement, the Executive shall forthwith resign from any employment of office with the Company and all Affiliates of the Company unless the Board requests otherwise. In this Agreement “Affiliate” shall mean (a) in relation to any individual, the immediate family of such individual or any entity controlled by the individual, where “control” shall mean the power to direct the management and policies or appoint or remove members of the board of directors or other governing body of the entity, directly or indirectly, whether through the ownership of voting securities, contract or otherwise, and “controlled” shall be construed accordingly; (b) in relation to any legal person, a company which is for the time being a holding company of such legal person, a subsidiary of such legal person or of such holding company, or is part of a group where “group” shall mean in relation to any legal person, being controlled by the same individual or entity.

(4)	Governing Law. This Agreement shall he governed and construed in accordance with the laws of California.

(5)

Legal Fees. The Company shall pay the Executive for his legal fees and expenses of outside counsel incurred in connection with the negotiation, review and execution of this Agreement subject to the maximum amount of US$5,000.

(6)

Agreement to Arbitration. Any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Agreement shall be settled by final and binding arbitration in San Diego, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association (the “AAA”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the Parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with the Rules. Each Party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, Executive and the Company agree that, to the extent permitted by law, the arbitrator shall award attorneys’ fees, other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs to the prevailing Party. This Section 7(5) is intended to be the exclusive method for resolving any and all claims by the Parties against each other for payment of damages under this Agreement or relating to Executive’s employment; provided, however, that neither this Agreement nor the submission to arbitration shall limit the Parties’ right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such Party’s right to compel arbitration. Both Executive and the Company expressly waive their right to a jury trial.

(7)

Assignability. In the event of a change in ownership or control of the Company, the terms of this Agreement will remain in effect and shall be binding upon any successor in interest including any entity with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred. A reference to the Company shall include its successors. This Agreement may not he assigned to any third party, without the prior consent of the other Party.

(8)

Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

(9)	Headings. The heading of the sections contained in this Agreement are liar convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(10)

Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason. in whole or in part. the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the tidiest extent permitted by law.

(11)	Notices.

Notices under this Agreement shall be given in writing to the relevant Party at the address stated herein (or to such other address as it shall have notified the other Party previously in writing).

to the Company at:

Ambrx Inc.

10975 North Torrey Pines Road

La Jolla, CA92037

to the Executive at:                  Feng Tian

IN WITNESS WHEREOF, the undersigned have hereunto caused this Agreement to be executed as of the day and year first above written.

Ambrx, Inc.

By	/s/ Xiaowei Chang
Name:	Xiaowei Chang

/s/ Feng Tian
Name: Feng Tian
Date: 06/18/2018

Exhibit A

1.	Director and executive officer of Luxvitae Therapeutics Inc.